Exhibit 99.1

Fold Holdings Appoints Matthew McManus as Chief Operating Officer

PHOENIX, May, 5 2025 - Fold Holdings, Inc. (NASDAQ: FLD) (“Fold” or the “Company”), the first publicly traded bitcoin financial services company, announces the appointment of Matthew McManus as Chief Operating Officer, effective April 21, 2025.

In his new role, Mr. McManus will spearhead Fold’s operational strategy, partnering closely with senior leadership to accelerate growth, optimize performance, and solidify the Company’s leadership position at the forefront of the bitcoin financial revolution.

Matthew brings extensive experience to Fold, having previously served as Chief Product Officer at Unchained Capital, Inc., where he led product strategy, development, and execution. Prior to his tenure at Unchained Capital, Mr. McManus held key roles helping globally recognized brands including Twitter, Capital One, PBS & PBS KIDS, National Geographic, and Marriott. He holds a Bachelor of Science in Information Science, Systems, and Technology from Cornell University’s College of Engineering. His technical foundation, deep domain expertise and proven experience scaling high-performing teams, aligns strongly with Fold’s strategic vision for 2025 and beyond.

“We are excited to welcome Matthew to Fold as our new Chief Operating Officer,” said Will Reeves, CEO of Fold. “He brings exactly the kind of leadership Fold needs. His experience driving operational excellence and innovation within fintech will be instrumental as we continue to expand our footprint and empower consumers through accessible bitcoin solutions.”

For more information about Fold and its innovative bitcoin financial services, please visit FoldApp.com.

About Fold

Fold (NASDAQ: FLD) is the first publicly traded bitcoin financial services company, making it easy for individuals and businesses to earn, save, and use bitcoin. With over 1,485 BTC in its treasury, Fold is at the forefront of integrating bitcoin into everyday financial experiences. Through innovative products like the Fold App and Fold Card, the company is building the bridge between traditional finance and the bitcoin-powered future.

For investor inquiries, please contact:

Orange Group

Samir Jain, CFA

FoldIR@orangegroupadvisors.com

For media inquiries, please contact:

Elev8 New Media

Jessica Starman, MBA

media@foldapp.com